Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

BIOGEN INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Biogen Inc. (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

FIRST: That resolutions were duly adopted setting forth a proposed amendment to Article X of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. As amended pursuant to such resolutions, Article X of the Certificate of Incorporation shall be as follows:

ARTICLE X

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for any action by an officer by or in right of the Corporation. If the Delaware General Corporation Law is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The effective date of the amendment shall be June 20, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 20th day of June, 2024.

BIOGEN INC.

By:	/s/ Wendell Taylor
Name: Wendell Taylor
Title: Corporate Secretary